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                                                                    EXHIBIT 5.01


                                    OPINION
                 [Letterhead of Household International, Inc.]


    June 1, 1998



Household International, Inc.
2700 Sanders Road
Prospect Heights, IL 60070

RE: Household International, Inc. Registration Statement on Form S-4, for approximately 167,362,654 shares of Common Stock, and 1,348,279 shares of Preferred Stock

Gentlemen:

As Vice President-Corporate Law and Assistant Secretary of Household International, Inc., a Delaware corporation ("Household"), I am familiar with the proceedings in connection with Household's Registration Statement on Form S-4 (which includes a joint proxy statement for Household and Beneficial Corporation ("Beneficial")) pursuant to which approximately 167,362,654 shares of common stock, par value $1.00 per share of Household (the "Common stock") and 1,348,279 shares of preferred stock, without par value of Household (the "Preferred Stock") are being registered. The Preferred Stock will be issued in three (3) series as follows: 407,718 shares of 5% Cumulative Preferred Stock; 103,976 shares of $4.50 Dividend Cumulative Preferred Stock; and 836,585 shares of $4.30 Dividend Cumulative Preferred Stock. The Common Stock and Preferred Stock will be issued to the stockholders of Beneficial pursuant to the terms and conditions of the Agreement and Plan of Merger dated April 7, 1998 (the "Agreement") among Household Acquisition Corporation II, Household and Beneficial, a copy of which has been filed as an exhibit to the Registration Statement.

Based upon my review of the records and documents of Household, I am of the opinion that:

     1. Household is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. When (i) the Registration Statement on Form S-4 filed by Household with respect to the Common Stock and Preferred Stock shall have become effective under the Securities Act of 1933, as amended, and (ii) the terms and conditions set forth in the Agreement have been satisfied
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Household International, Inc.
June 1, 1998
Page 2


          or waived and the merger described in the Agreement shall have been consummated, then, when issued, the Common Stock and Preferred Stock shall have been validly issued, fully paid and be non-assessable and no personal liability for the debts of Household will attach to the holders of the Common Stock and Preferred Stock under the laws of the State of Delaware where Household is incorporated or the laws of the State of Illinois where its principal place of business is located.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Opinion" in any Preliminary Prospectus, Prospectus or Joint Proxy Statement forming a part of the Registration Statement. In giving said consent, I do not admit that I am in the category of persons where consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ John W. Blenke

John W. Blenke

JWB/kmr